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                                                                      Exhibit 16

                    [JONES, JENSEN & COMPANY LLC LETTERHEAD]


April 17, 2000

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentleman:

We were previously the independent accountants for Titan Motorcycle Co. of America. On December 28, 1998, we were dismissed as the independent accountants of Titan Motorcycle Co. of America.

We have read Titan Motorcycle Co. of America's statements included under Item 4 of its 2000 Form 10-KSB dated April 17, 2000, and we agree with such statements.

Very truly yours,


/s/ Jones, Jensen & Company

Jones, Jensen & Company